--------------------------------------------------------------------------------

As filed with the Securities and Exchange Commission ("SEC") on April 6, 1999. This Registration Statement has not yet been declared effective by the SEC, thus, the information contained herein is subject to amendment.
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 10

                                  Amendment No. 2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                             SKYNET HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)


                        DELAWARE                        65-0861800
                        --------                        ----------
   (Jurisdiction  of incorporation or organization)  (I.R.S. Employer
                                                     Identification No.)


                 343 South Glasgow Avenue, Inglewood, CA  90301
                 ----------------------------------------------
                    (Address of principal executive offices)

                                 (310) 642-7776
                                 --------------
                        (Registrant's telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                  Name of each exchange on which
   to be so registered                  each class is to be registered

         N/A                                          N/A


Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, $.0001 par value
                         ------------------------------
                                 Title of Class

ITEM 2.  FINANCIAL INFORMATION

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On March 15, 1999, the Company completed the acquisition of the operating assets of Fleet Delivery Service ("Fleet"), a courier delivery service in the states of Nevada, Arizona, California, Oregon and Washington. The consideration for the assets acquired is approximately $3,059,000 (including approximately $100,000 acquisition costs) which the Company satisfied by the issuance of 1,479,415 shares of the Company's Common Stock. The assets acquired include; receivables, delivery vehicles, equipment, refundable deposits, licenses, administrative material and equipment, records and documents, and all personal property used in the operation of the business.

     The Company accounted for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values, and the results of the acquired business will be included in the Company's consolidated financial statements from the closing date of the acquisition.

     On February 19 and March 5, 1999, the Company conducted closings with respect to the Private Placement resulting in the issuance of an aggregate of 1,325,500 shares of Common Stock which generated net proceeds (after offering costs of approximately $441,000) of approximately $2,210,000.

     The unaudited pro forma condensed combined statements of operations and balance sheet presented below reflect the acquisition of Fleet and the Private Placement described above. The pro forma condensed combined statements of operations are presented as if these transactions had taken place at the beginning of the earliest period presented. The pro forma condensed combined balance sheet is presented as if such transactions had taken place on December 31, 1998. The pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company appearing elsewhere herein. The unaudited pro forma financial statements are not necessarily indicative of what the actual results of operations would have been had such transactions occurred on July 1, 1997 or what the results of operations of the Company will be in the future.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               December 31, 1998

                                    Skynet       Fleet        Pro forma      Pro forma
                                   Holdings    Delivery     Adjustments      Combined
                                 -----------   --------     -----------      ---------
Assets:
 Current assets                   $6,569,467   $1,622,181   $ (226,181)(1) $10,175,467
                                                             2,210,000 (2)
 Property and equipment, net         758,891      203,110      121,890 (1)   1,083,891
 Intangibles and other               266,051       19,840    1,620,160 (1)   1,906,051
                                  ----------   ----------                   ----------
 Totals                           $7,594,409   $1,845,131                  $13,165,409
                                  ==========   ==========                  ===========

Liabilities:
 Current Liabilities              $6,792,454   $1,552,358  $(1,250,358)(1)  $7,094,454
 Long-term debt                      550,903            -                      550,903
                                  ----------   ----------                  -----------
    Total Liabilities              7,343,357    1,552,358                    7,645,357

                                                             2,210,000 (2)
Stockholders' Equity                 251,052      292,773    2,766,227 (1)   5,520,052
                                  ----------   ----------                   ----------
 Totals                           $7,594,409   $1,845,131                  $13,165,409
                                  ==========   ==========                  ===========



              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                       Six Months Ended December 31, 1998

                                        Skynet          Fleet         Pro forma        Pro forma
                                       Holdings       Delivery       Adjustments       Combined
                                     ------------     --------       -----------       ---------

Revenues                              $16,947,089    $  6,775,377        (64,787)(3)  $23,657,679
                                                                         (40,604)(3)
Costs and expenses                     17,293,639       6,645,563         78,000 (4)   23,976,598
                                      -----------    ------------                     -----------
Income (loss) from operations            (346,550)        129,814                        (318,919)
Other expense, net                       (408,622)        (12,893)        12,893 (5)     (408,622)
                                      -----------    ------------                     -----------
Income before income taxes               (755,172)        116,921                        (727,541)
Income taxes                               (6,300)              -                          (6,300)
                                      -----------    ------------                     -----------
Net Income (loss)                     $  (761,472)   $    116,921                     $  (733,841)
                                      ===========    ============                     ===========
Basic net loss per share                   $(0.06)                                         $(0.05)
                                      ===========                                     ===========
Fully diluted net loss per share           $(0.06)                                         $(0.05)
                                      ===========                                     ===========
Basic weighted average shares
 outstanding (6)                       13,410,368                                      16,215,283
                                      ===========                                     ===========
Fully diluted weighted average
 shares outstanding (6)                13,410,368                                      16,215,283
                                      ===========                                     ===========

                            Year Ended June 30, 1998

                                        Skynet          Fleet         Pro forma        Pro forma
                                       Holdings       Delivery       Adjustments       Combined
                                     ------------     --------       -----------       ---------

Revenues                              $31,838,919   $  13,406,567    (667,608)(3)    $44,577,878
                                                                     (927,656)(3)
Costs and expenses                     31,257,942      14,195,444     136,000 (4)     44,661,730
                                      -----------   -------------                     ----------

Income from operations                    580,977        (788,877)                       (83,852)
Other expense, net                       (229,523)       (186,938)    189,034 (5)       (227,427)
                                      -----------   -------------                     ----------
Income before income taxes                351,454        (975,815)                      (311,279)
Income taxes                             (185,404)              -                       (185,404)
                                      -----------   -------------                    -----------
Net Income                            $   166,050   $    (975,815)                   $  (496,683)
                                      ===========   =============                    ===========
Basic net income per share                  $0.02                                         $(0.05)
                                      ===========                                    ===========
Fully diluted net income per share          $0.02                                         $(0.05)
                                      ===========                                    ===========
Basic weighted average shares
 outstanding (6)                        7,346,500                                     10,151,415
                                      ===========                                    ===========
Fully diluted weighted average
 shares outstanding (6)                 9,796,500                                     10,151,415
                                      ===========                                    ===========


           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


Note A - Pro forma adjustments to the condensed balance sheet are as follows:

     (1) To record: i) the acquisition of the assets and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed and ii) the issuance of 1,479,415 shares of the Company's Common Stock.

     The components of the purchase price and its allocation to the assets and liabilities acquired are as follows:


       Components of purchase price:
         Common Stock issued to sellers..........                      $2,959,000
         Acquisition costs.......................                         100,000
                                                                       ----------
           Total purchase price..................                      $3,059,000
                                                                       ==========

       Allocation of purchase price:
         Current assets acquired.................                      $1,396,000
         Property and equipment..................                         325,000
         Liabilities assumed.....................                        (302,000)
         Cost in excess of net assets acquired...                       1,640,000
                                                                       ----------
           Total purchase price..................                      $3,059,000
                                                                       ==========


     (2) To record the net proceeds of $2,210,000 from the sale of 1,325,500 shares of the Company's Common Stock.

Note B - Pro forma adjustments to the condensed statements of operations are as follows:

     (3)  To eliminate operations of those locations not acquired.

     (4) To record additional depreciation expense (over 3 years) based on the revised values of the depreciable assets and amortization (over 15 years) of the excess of the fair value over net assets acquired as follows:

                                                        Year Ended   Six Months Ended
                                                         June 30,      December 31,
                                                           1998            1998
                                                        ----------   ----------------
       Depreciation based on acquisition cost........     $ 96,000            $58,000
       Historical depreciation.......................       76,000             38,000
                                                          --------            -------
       Increase in depreciation......................       20,000             20,000
       Amortization of excess of fair value
         over net assets acquired....................      116,000             58,000
                                                          --------            -------
       Increase in depreciation and amortization ....     $136,000            $78,000
                                                          ========            =======

(5)  To eliminate interest expense of acquired company.

(6) The weighted average shares outstanding were adjusted on a pro forma basis to include the 1,479,415 additional shares of Common Stock issued in connection with the Fleet acquisition plus 1,325,500 additional shares issued in a private placement.

                                   SIGNATURE
                                   ---------


       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           SKYNET HOLDINGS, INC.



Date:  April 6, 1998
                                    By:    /s/ Vjekoslav Nizic
                                           -------------------------------------
                                           Vjekoslav Nizic
                                           President and Chief Executive Officer

                                       42